Exhibit 99.2

Contact:
                                           Ed Dickinson
                                           Chief Financial Officer, 636/916-2150


FOR IMMEDIATE RELEASE

         LMI AEROSPACE DISCUSSION OF 2003 RESULTS AND GUIDANCE FOR 2004

         ST. LOUIS - April 16, 2004 - LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, filed with the Securities and Exchange Commission its Annual Report Form 10-K for the year ended December 31, 2003, on April 14, 2004. This release supplements the Company's earnings release of yesterday and discusses in more detail the results for the fourth quarter and full year 2003, and provides guidance for the year 2004.

         Sales for the sheet metal segment in the fourth quarter of 2003 were $14.3 million, a decrease of 20 percent from the $17.8 million reported in the fourth quarter of 2002. The decrease is due to lower sales of business jet components, with sales in the fourth quarter of 2003 to Gulfstream, Cessna and Bombardier of $2.0 million, compared to $6.8 million in 2002. Military sales of $4.4 million in the fourth quarter of 2003 were higher than the $3.3 million in the 2002 quarter. As previously reported, weakness in business jet sales in 2003, evidenced by production stoppages at several of our customers followed by our customers' aggressive inventory reduction strategies, significantly reduced business jet sales in the fourth quarter and year 2003. For the full year 2003, regional and business jet sales declined to $18.5 million from $20.0 million in 2002, despite the addition of sales in this sector from acquisitions made in 2002.

         For the machining and technology segment, sales in the fourth quarter of 2003 were $4.2 million, up from $4.0 million in the fourth quarter of 2002. Beginning in September 2003, LMI began to receive significant reorders of laser equipment components resulting in fourth quarter 2003 sales of $2.3 million compared to $2.4 million in 2002. For the year 2003, laser equipment sales declined to $8.3 million, from $11.4 million in 2002 year.

         "Our sales forecast for 2004 presently includes an expected increase of $3.0 million in our machining and technology segment and flat sales in our sheet metal segment, with sales in the second half of 2004 higher than in the first six months," said Ronald S. Saks, President and Chief Executive Officer of LMI. "In the first quarter of 2004, we have begun to receive purchase orders for up to 3,000 new components for aircraft produced for the regional and business jet and commercial aerospace markets, a large portion of which is being transferred from another industry supplier. Our employee work force, which declined from 884 at January 1, 2003 to 676 at March 31, 2004, is being reviewed for potential increases, and our supply chain is currently being expanded to include several suppliers in low labor cost countries. We anticipate that production of this work will commence in April 2004 and continue throughout the year. When we are able to reasonably estimate the size and impact of these orders, we will modify our budgets and guidance if necessary," said Saks.

         LMI reported a net loss in the fourth quarter of 2003 of ($1.6) million of ($0.20) per diluted share, compared to a net loss of ($7.7) million or ($0.94) per diluted share in 2002. The fourth quarter of 2003 results included a charge for obsolete or slow moving inventory, primarily in the sheet metal segment, to recognize the impact of reduced production rates of aircraft produced by our customers. This expense of $1.9 million before income tax was in addition to the obsolescence expense previously reflected in our quarterly 2003 releases of earnings.

         LMI reported a net loss for the full year of 2003 of ($4.0) million, or ($0.49) per diluted share compared to a net loss of ($8.3) million or ($1.03) million per diluted share for 2002. In addition to charges for obsolete or slow-moving inventory, the results for 2003 were negatively impacted by $500,000 of restructuring costs, $300,000 of moving expenses, and an increase in professional fees of $400,000. These costs were partially offset by a $300,000 gain on sales of securities. LMI's results in 2002 included $7.7 million of goodwill impairment charges and additional start-up costs associated with new military programs.

         Gross profit for the fourth quarter of 2003 was $1.0 million or 5.3 percent of sales, an increase from $700,000 or 3.3 percent of sales in the fourth quarter 2002. The gross margin for the 2003 quarter was lowered significantly by the charge for obsolete and/or slow moving inventory.

         Other expenses in the fourth quarter 2003 included a $300,000 gain on the sale of securities, compared to a $400,000 charge in the 2002 quarter for a decline in market value of these securities.

         As a result of the losses incurred during 2003, the Company borrowed an additional $3.3 million on its revolving line of credit. However, the Company's term note obligations were reduced by $4.7 million. In addition, the losses created violations of certain covenants with its primary lending institution in the fourth quarter of 2003. The Company obtained a waiver of these violations and negotiated an amended credit agreement which better reflects the current outlook for the Company.

         Backlog at December 31, 2003, was approximately $53.9 million, down from $72.1 million at the end of the fourth quarter 2002. As of March 31, 2004, the Company has firm orders for delivery in 2004 of $65.0 million.

         LMI  previously  advised  that  on  February  6,  2004,  Versaform,   a
wholly-owned subsidiary of the Company acquired on May 16, 2002, was served an administrative subpoena by the federal government. The Company has been cooperating fully with the Defense Department (DOD) in connection with its investigation of issues occurring between January 1, 1999, and February 6, 2004. In addition the Company has successfully concluded a portion of a dispute with a customer regarding extra costs incurred in connection with military programs for which the Company began producing components in 2002. The outcome of the request for additional relief sought by the Company on a C130 program is uncertain, so no benefit has been reflected in the financial statements for either 2003 or 2002.

         During the second quarter of 2004 the Company will complete the restructuring at its Wichita, Kansas facility and the consolidation of its Versaform operations from three separate facilities in Oceanside, California to one modern facility in Vista, California. The Company's quarterly budgets for 2004 anticipate restructuring and moving expenses of approximately $400,000 in the first quarter and $500,000 in the second quarter of 2004. In addition, it is anticipated that sales, excluding the new programs referred to previously, will increase in each quarter of 2004. The Company has emphasized cost management in this environment by reducing employment levels by over 200, working less overtime, and reducing certain operating, general and administrative expenses. Gross margins by month are expected to improve from 13 percent to 15 percent in early 2004 to 18 percent to 22 percent by the end of 2004, and should average between 18 percent and 20 percent for the full year. Selling, general and administrative expense is expected to decline by $500,000 before restructuring costs and the possible impact of increased professional fees related to the DOD case and the Company's claim against a military customer.

         "We remain optimistic that LMI will continue to be recognized by our customers for the high quality of its products and services and its ability to provide a wide range of complex products and logistics and distribution services. Our strategy is to be a manufacturer of metal components as well as an expert at managing our supply chain inside and outside the United States. Investment continues in building our supply chain management expertise, our information systems and our distribution and kitting services," said Saks.

         LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates thirteen facilities that fabricate, machine, finish and integrate formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, laser equipment used in the semiconductor and medical industries, and for commercial sheet metal industries.

         This press release includes forward-looking statements related to LMI Aerospace's outlook for 2004 and future periods, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace's filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, for more details.


                                         LMI Aerospace Reports Results for
                                         Fourth Quarter And Full-Year 2003

                                    Condensed Consolidated Statements of Operations
                                  (Amounts in thousands, except share and per share data)
                                                       (Unaudited)


                                                           For the Three Months Ended         For the Twelve Months Ended
                                                                   December 31                        December 31
                                                              2003             2002              2003             2002
                                                              ----             ----              ----             ----

Net sales                                                  $ 18,582          $ 21,828         $ 75,855          $ 81,349
Cost of sales                                                17,603            21,099           67,485            69,185
                                                        -----------------------------------------------------------------
Gross profit                                                    979               729            8,370            12,164

Selling, general & administrative expenses                    3,485             3,689           13,423            12,931
Goodwill impairment charges                                       -             5,104                -             5,104
                                                        -----------------------------------------------------------------
Loss from operations                                         (2,506)           (8,064)          (5,053)           (5,871)

Interest expense, net                                          (411)             (477)         (1, 645)           (1,495)
Other (expense) net                                             271              (325)             306              (525)
                                                        -----------------------------------------------------------------
Income (loss) before income taxes                            (2,646)           (8,866)          (6,392)           (7,891)

Provision for (benefit of) income taxes                      (1,006)           (1,160)          (2,411)             (691)
                                                        -----------------------------------------------------------------
Income (loss) before cumulative change in
    accounting principle                                     (1,640)           (7,706)          (3,981)           (7,200)
Cumulative effect of change in accounting
    principle, net of income tax benefit of $663
    for 2002                                                      -                 -                -            (1,104)
                                                        -----------------------------------------------------------------
Net loss                                                   $ (1,640)         $ (7,706)        $ (3,981)         $ (8,304)
                                                        =================================================================

Amounts per common share:
Loss before cumulative effect of
    change in accounting principle                          $ (0.20)          $ (0.94)         $ (0.49)          $ (0.89)
Cumulative effect of change in accounting
    principle                                                     -                 -                -             (0.14)
                                                        -----------------------------------------------------------------
Net loss per common share                                   $ (0.20)          $ (0.94)         $ (0.49)          $ (1.03)
                                                        =================================================================
Net loss per common share - assuming
    dilution                                                $ (0.20)          $ (0.94)         $ (0.49)          $ (1.03)
                                                        =================================================================

Weighted average common shares outstanding                8,181,786         8,181,786        8,181,786         8,077,293
                                                        =================================================================
Weighted average dilutive stock options
    outstanding                                                   -                 -                -                 -




                                        LMI Aerospace, Inc.
                                    Consolidated Balance Sheets
                      (Amounts in thousands, except share and per share data)

                                                                                           December 31

                                                                      -------------------------------------
                                                                                  2002                2003
                                                                      -------------------------------------

   Assets
   Current assets:
     Cash and cash equivalents                                                 $ 1,182              $  441
     Trade accounts receivable, net of allowance
       of $334 in 2002 and $245 in 2003                                         11,392               9,158
     Inventories                                                                25,181              24,159
     Prepaid expenses                                                              978                 787
     Deferred income taxes                                                       1,389               2,206
     Income taxes receivable                                                     1,501               1,933
                                                                      -------------------------------------
   Total current assets                                                         41,623              38,684

   Property, plant, and equipment, net                                          25,986              22,248
   Goodwill                                                                      5,653               5,653
   Customer intangible assets, net                                               4,267               3,792
   Other assets                                                                    336                 142
                                                                      -------------------------------------
   Total assets                                                                $77,865             $70,519
                                                                      =====================================

   Liabilities and stockholders' equity
   Current liabilities:
     Accounts payable                                                          $ 6,107             $ 4,570
     Accrued expenses                                                            2,846               2,126
     Current installments of long-term debt and capital lease
       obligations                                                               4,616               6,069
                                                                      -------------------------------------
   Total current liabilities                                                    13,569              12,765
   Long-term debt and capital lease obligations, less current
      installments                                                              24,621              21,756
   Deferred income taxes                                                         1,939               2,206
                                                                      -------------------------------------
   Total long-term liabilities                                                  26,560              23,962

   Stockholders' equity:
     Common stock of $.02 par value; authorized 28,000,000
        shares; 8,736,427 shares issued in 2002 and 2003                           175                 175
     Preferred stock; authorized 2,000,000 shares; none issued                       -                   -
     Additional paid-in capital                                                 26,171              26,171
     Treasury stock, at cost, 554,641 shares in 2002 and 2003                   (2,632)             (2,632)
     Accumulated other comprehensive (loss) income                                 (17)
                                                                                                        20
     Retained earnings                                                          14,039              10,058
                                                                      -------------------------------------
   Total stockholders' equity                                                   37,736
                                                                                                    33,792
                                                                      -------------------------------------
   Total liabilities and stockholders equity                                   $77,865             $70,519
                                                                      =====================================
